Exhibit 10.1

AMENDMENT TO
 CREDIT AND SECURITY AGREEMENT

THIS  AMENDMENT (the “Amendment”), dated November 30, 2009, is entered into by and between MERRIMAC INDUSTRIES, INC., a Delaware corporation (“Company”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), acting through its Wells Fargo Business Credit operating division.

RECITALS

Company and Wells Fargo are parties to a Credit and Security Agreement dated September 29, 2008 (as amended from time to time, the “Credit Agreement”). Capitalized terms used in these recitals have the meanings given to them in the Credit Agreement unless otherwise specified.

The Company has requested that certain amendments be made to the Credit Agreement, which Wells Fargo is willing to make pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

1.	Section 5.2((b) is hereby amended to read as follows:

(b)           Minimum Net Income.  Company shall achieve for each period described below, Net Income (net of any impairment adjustments, write-downs and non-cash items) of not less than the amount set forth for each such period:

Period	Minimum Net Income

October 4, 2009 through January 2, 2010	$338,000.00
January 3, 2010 through April 3, 2010	$282,000.00
January 3, 2010 through July 3, 2010	$800,000.00
January 3, 2010 through October 2, 2010	$1,308,000.00
January 3, 2010 through January 1, 2011	$1,967,000.00

2.  Section 5.2(g) is hereby amended to read as follows:

(g)           Capital Expenditures.  Company shall not incur or contract to incur Capital Expenditures of more than $1,000,000.00 in the aggregate during Company’s fiscal year ending January 2, 2010, and for each subsequent year end.

           3.           No Other Changes. Except as explicitly amended by this Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect and shall apply to any advance or letter of credit thereunder.

 4.           Amendment Fee. The Company shall pay Wells Fargo as of the date hereof a fully earned, non-refundable fee in the amount of $5,000.00 in consideration of Wells Fargo’s execution and delivery of this Amendment.

5.           Conditions Precedent. This Amendment shall be effective when Wells Fargo shall have received an executed original hereof, together with each of the following, each in substance and form acceptable to Wells Fargo in its sole discretion:

(a)           A Certificate of Authority (Amendments) of the Company certifying as to (i) the resolutions of the board of directors of the Company approving the execution and delivery of this Amendment, (ii) the fact that the articles of incorporation and bylaws of the Company, which were certified and delivered to Wells Fargo pursuant to the Certificate of Authority of the Company’s secretary dated September 29, 2008 continue in full force and effect and have not been amended or otherwise modified except as set forth in the Certificate to be delivered, and (iii) certifying the sample signatures of each of the officers and agents of the Company authorized to execute and deliver this Amendment and all other documents, agreements and certificates on behalf of the Company.

(b)           Payment of the fee described in Paragraph 4.

(c)           Such other matters as Wells Fargo may require.

6.           Representations and Warranties. The Company hereby represents and warrants to Wells Fargo as follows:

(a)           The Company has all requisite power and authority to execute this Amendment and any other agreements or instruments required hereunder and to perform all of its obligations hereunder, and this Amendment and all such other agreements and instruments has been duly executed and delivered by the Company and constitute the legal, valid and binding obligation of the Company, enforceable in accordance with its terms.

(b)           The execution, delivery and performance by the Company of this Amendment and any other agreements or instruments required hereunder have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Company, or the articles of incorporation or by-laws of the Company, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Company is a party or by which it or its properties may be bound or affected.

(c)           All of the representations and warranties contained in Article V of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

7.           References.  All references in the Credit Agreement to “this Agreement” shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references in the Security Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.

8.           Release. The Company hereby absolutely and unconditionally releases and forever discharges Wells Fargo, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Company has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

9.           Costs and Expenses. The Company hereby reaffirms its agreement under the Credit Agreement to pay or reimburse Wells Fargo on demand for all costs and expenses incurred by Wells Fargo in connection with the Loan Documents, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, the Company specifically agrees to pay all fees and disbursements of counsel to Wells Fargo for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. The Company hereby agrees that Wells Fargo may, at any time or from time to time in its sole discretion and without further authorization by the Company, make a loan to the Company under the Credit Agreement, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses and the fee required under Paragraph 4 of this Amendment.

10.           Miscellaneous. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

WELLS FARGO BANK, NATIONAL ASSOCIATION		MERRIMAC INDUSTRIES, INC.

By	/s/ Sabato Mutone, VP	By	/s/ J. Robert Patterson
	SABATO MUTONE		J. ROBERT PATTERSON
	Its Vice President		Its Chief Financial Officer